SCI Systems, Inc
    Exhibit 11 - Computation of Primary and Fully Diluted Earnings Per Share
   (In thousands of dollars except for number of shares and per share amounts)
                                   Quarter Ended:           Six Months Ended:
                             December 29, December 24, December 29, December 24,
                                 1996        1995          1996         1995
                              --------------------------------------------------
Primary Earnings Per Share
Net income                       $29,631     $22,158       $54,656      $37,280
Add back after-tax interest
 for debentures converted
 during period                       N/A         N/A           N/A          218
                              --------------------------------------------------
Adjusted net income used
 in primary computation          $29,631     $22,158       $54,656      $37,498
                              ==================================================
Weighted average number of
 shares outstanding during
 period                       29,734,760  29,469,208    29,677,219   29,411,513
Applicable number of shares
 for common stock equivalents
 (stock options) outstanding
 for period using
 Treasury-stock method based
 on average market price for
 period                          707,734     652,085       685,756      723,679
                              --------------------------------------------------
Weighted average number of
 shares used in computation   30,442,494  30,121,293    30,362,975   30,135,192
                              ==================================================
Primary  earnings per share         $.97        $.74         $1.80        $1.24
                              ==================================================

Fully Diluted Earnings Per Share
Net income                       $29,631     $22,158       $54,656      $37,280
Add back after-tax interest
 for debentures converted
 during period                       N/A         N/A           N/A          218
Add back after-tax interest
 expense for outstanding
 convertible subordinated notes    2,238         N/A         4,476          N/A
                              --------------------------------------------------
Adjusted net income used
in fully diluted computation     $31,869     $22,158       $59,132      $37,498
                              ==================================================
Weighted average number of
 shares outstanding during
 period                       29,734,760  29,469,208    29,677,219   29,411,513
Applicable number of shares
 for common stock equivalents
 (stock options)outstanding
 for period using
 Treasury-stock method
 based on the higher of
 average market price or
 ending market price             707,734     732,980       735,893      729,059
Number of shares to be issued
 if outstanding convertible
 subordinated notes were
 converted                     5,897,436         N/A     5,897,436          N/A
                              --------------------------------------------------
Weighted number of shares
 used in computation          36,339,930  30,202,188    36,310,548   30,140,572
                              ==================================================
Fully diluted earnings per
share                               $.88        $.73         $1.63        $1.24
                              ==================================================

The additional dilution of common stock equivalents was less than three percent in the second quarter and first six months of fiscal year 1996; consequently, fully diluted earnings per share were not presented on the income statements for those periods.